EXHIBIT 5


                                                   August 7, 1997

DecisionOne Holdings Corp.
50 East Swedesford Road
Frazer, Pennsylvania 19355

Ladies and Gentlemen:

               We are acting as special counsel for DecisionOne Holdings Corp. (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1,698,280 shares of common stock, par value $0.01 per share (the "Common Stock"), deliverable in accordance with the DecisionOne Holdings Corp. 1997 Management Incentive Plan as referred to in such Form S-8 (the "Plan").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable for the purposes of this opinion.

               Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

               We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                                                 Very truly yours,

                                                 /s/ Davis Polk & Wardwell